EXHIBIT 99.1

RELIANCE BANCORP, INC.
585 STEWART AVENUE                                                (516) 222-9300
GARDEN CITY, NY 11530                                    FAX:     (516) 222-1997

                                                                  NEWS RELEASE

For Information Contact:
Reliance Bancorp, Inc.                  North Fork Bancorporation
Paul D. Hagan                           Daniel M. Healy
Senior Vice President and CFO           Executive Vice President & CFO
(516) 222-9308 extension 215            (516) 844-1258


                   NORTH FORK BANCORPORATION, INC. TO PURCHASE
                             RELIANCE BANCORP, INC.
              IN A COMMON STOCK TRANSACTION VALUED AT APPROXIMATELY
                                  $352 MILLION

     Melville,  N.Y. - August 30,  1999 - Reliance  Bancorp,  Inc.  (NASDAQ/NMS:
RELY) and North Fork Bancorporation, Inc. (NYSE: NFB) jointly announced today that they have signed a definitive merger agreement whereby North Fork Bancorporation, Inc. ("North Fork") would acquire Reliance Bancorp, Inc. ("Reliance") in a stock-for-stock merger valued at approximately $352 million. Reliance Bancorp, Inc. is the holding company for Reliance Federal Savings Bank, a savings institution with banking locations in the Queens, Nassau and Suffolk counties of New York, all of which are located within North Fork's existing marketplace. Under the terms of the agreement, each share of Reliance will be converted into North Fork common stock at a fixed exchange ratio of 2 shares of North Fork for each share of Reliance. In connection with this transaction, North Fork simultaneously announced that its Board of Directors approved the purchase of up to fifty percent (50%) of the common shares issuable in the acquisition or 8.5 million North Fork shares. Purchases will be made from time to time in open market or in privately negotiated transactions preceding the closing of the Reliance transaction which is expected to occur in the first quarter of 2000. The acquisition will be treated as a purchase for financial reporting purposes and will be a tax-free reorganization for Reliance shareholders. Approximately 17 million common shares of North Fork will be issued. The exchange ratio was based upon the price of North Fork's stock utilizing its closing price on August 27, 1999 of $19.06 for a total value to Reliance shareholders of $38.12 per share. The closing price of Reliance stock on that date was $33.88. The merger is subject to customary regulatory approvals, the approval from Reliance shareholders and will close immediately preceding North Fork's pending acquisition of JSB Financial, Inc. (NYSE: JSB), the parent of Jamaica Savings Bank, FSB, that was announced on August 16, 1999. Due diligence by both companies has been completed. The agreement provides that North Fork receives an option to acquire up to 19.9% of Reliance's outstanding shares at $29.00 per share should certain events occur. Also, Reliance

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has a right to terminate the agreement  should the closing price of North Fork's shares decline beyond a specified price and index, unless North Fork elects to increase the exchange ratio.

     At June 30, 1999, Reliance, with 29 banking offices, had total assets of $2.5 billion, deposits of $1.6 billion and shareholders' equity of $172 million. Raymond A. Nielsen, President and Chief Executive Officer of Reliance will join North Fork's Board of Directors. "Our primary motivation has always been directed toward building shareholder value. The opportunity to merge with North Fork, a company dedicated to creating and building shareholder value, was a compelling reason for our decision to merge with North Fork. We see nothing but greater opportunities for our shareholders, customers and the communities we serve," said Mr. Nielsen.

     On a pro forma basis the combined companies will have total assets of $15.5 billion, deposits of $9.2 billion and shareholders' equity of $1.2 billion. The pro forma stated and tangible book value will be approximately $7.22 and $5.17, respectively which assumes the 50% share repurchase in the Reliance transaction. The pro forma leverage ratio will be approximately 7.43%. At June 30, 1999, North Fork on a separate company basis had total assets of $11.5 billion, deposits of $6.5 billion and shareholders' equity of $804 million. On that date, its stated and tangible book value and leverage ratio were 5.79%, 5.20% and 8.50%, respectively. North Fork indicated the accretion from the Reliance transaction is expected to be earnings per share ("EPS") accretive for North Fork in excess of the previously announced estimates of accretion in the JSB acquisition from both a generally accepted accounting principal or GAAP basis and from a cash basis of reporting EPS. North Fork has also indicated that the accretion from the Reliance merger will come from anticipated cost savings and revenue enhancements without giving effect to leveraging any excess of the pro forma capitalization and a number of branch closures are expected.

     Reliance Bancorp, Inc. and Reliance Federal Savings Bank are headquartered in Garden City, New York. Reliance Federal is a community bank specializing in providing deposit and credit services for its consumer and commercial customers. Additional information on the Company and Bank can be found on our Internet web site at www.reliance-federal.com.

     This release may contain certain forward-looking statements and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

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